UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 15, 2016

Date of Report (Date of earliest event reported)

STONE ENERGY CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana		70508
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Stone Energy Corporation and certain of its subsidiaries (collectively, the “Company”) entered into a restructuring support agreement, as amended (the “RSA”), with certain holders of its 1  3⁄4% Senior Convertible Notes due 2017 (the “2017 Notes”) and 7  1⁄2% Senior Notes due 2022 (the “2022 Notes”, and together with the 2017 Notes, the “Senior Notes”) to support a restructuring on the terms of a pre-packaged plan of reorganization as described therein. The Company has an interest payment obligation under the 2022 Notes of approximately $29 million, due on November 15, 2016. The indenture governing the 2022 Notes provides a 30-day grace period that extends the latest date for making this interest payment to December 15, 2016, before an event of default occurs under the indenture. Although the Company has sufficient liquidity to make the interest payment by the due date, the Company has elected to not make this interest payment on the due date and plans to utilize the 30-day grace period provided by the indenture. If the Company does not make its interest payment or file for bankruptcy pursuant to the terms of the RSA by or before December 15, 2016, an event of default would occur under the indenture governing the 2022 Notes, which would give the trustee or the holders of at least 25% of principal amount of the 2022 Notes the option to accelerate maturity of the principal, plus any accrued and unpaid interest, on the 2022 Notes. An event of default under the 2022 Notes may result in defaults and acceleration of maturities under the Company’s other debt instruments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: November 15, 2016	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President, General Counsel and Secretary